Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com
Intuit Reports First-Quarter Revenue Growth of 12 Percent;
Reiterates Full-year Guidance
Small Business Group Grows Revenue 12 Percent, Driven by
Strength in Financial Management Solutions
          MOUNTAIN VIEW, Calif. — Nov. 18, 2010 — Intuit Inc. (Nasdaq: INTU) today announced financial results for its first fiscal quarter, which ended Oct. 31.
First-Quarter 2011 Highlights:
•	Revenue increased to $532 million, up 12 percent year over year.

•	Intuit’s Small Business lineup showed strength across the board, with double-digit revenue growth in Financial Management Solutions and Employee Management Solutions.

•	Customer growth in Small Business continued, led by QuickBooks Online, QuickBooks Enterprise and Intuit Websites.

•	Intuit typically posts a seasonal loss in its first quarter when there is little revenue from its tax businesses but expenses continue at relatively consistent levels.

•	Intuit reiterated full-year guidance: For fiscal year 2011 the company expects revenue of $3.74 billion to $3.84 billion, growth of 8 to 11 percent.

Intuit First Quarter 2011 Earnings

	GAAP			Non-GAAP
	Q1 FY11	Q1 FY10	Change	Q1 FY11	Q1 FY10	Change
Revenue	$532	$474	12%	$532	$474	12%
Operating Loss	$(104)	$(100)	NA	$(53)	$(40)	NA
EPS	$(0.22)	$(0.21)	NA	$(0.12)	$(0.10)	NA
•	Dollars in millions, except EPS.
Company Perspective
          “We completed another strong quarter, getting us off to a good start in fiscal 2011. Our biggest quarters lie ahead of us,” said Brad Smith, Intuit’s president and chief executive officer. “Although the macroeconomic environment remains challenging, we’re executing well against our strategy, and that’s driving solid financial performance.
          “We delivered double-digit revenue growth, demonstrating that our strategy is working. Our Small Business Group continues to show strength across the board. The early feedback on QuickBooks 2011 and QuickBooks Online is very positive and shows the potential of our core products. We are also seeing more people choosing Intuit Websites solutions, and healthy interest in our newly available mobile solutions coming to market.
          “The market is clearly shifting to digital, or connected services. That plays to our advantage, and will help drive the next phase of our growth. It’s especially clear in our tax business, where recent competitive events demonstrate the power and acceptance of digital services. That’s our sweet spot. As we look forward to the tax season, we believe we’re well positioned to expand the category and continue to grow share, with a strong marketing effort and a product line that offers customers the easiest-to-use solution at a compelling price.”
Quarterly Business Segment Results and Highlights
          Total Small Business Group revenue grew 12 percent compared to the year-ago quarter. This group includes these three business segments.

Intuit First Quarter 2011 Earnings

Financial Management Solutions
•	Revenue increased 15 percent compared to the year-ago quarter. Early product reviews for QuickBooks 2011 have been very strong, with new features and a new subscription product bundle that provides customers with online and mobile access and upgrades as they become available.

•	QuickBooks Online subscriptions grew 46 percent year over year, and the active customer base is now roughly 217,000.

•	Intuit Websites’ customer base increased by more than 60 percent year over year.

•	Intuit Websites and QuickBooks Online continued bringing new customers into the small business franchise.
Employee Management Solutions
•	Revenue grew 11 percent compared to the year-ago quarter.

•	Intuit Online Payroll continued to attract customers by providing a cost-effective solution for small business payroll.
Payment Solutions
•	Revenue grew 7 percent compared to the year-ago quarter, driven by merchant growth of 15 percent. Transaction volume per merchant was down 3 percent.

•	Launched in August in a partnership with hardware provider mophie, Intuit GoPayment provides an all-in-one mobile payments solution that allows small businesses to easily swipe and process credit card payments via the Apple iPhone.
Consumer Tax
•	Consumer tax revenue was $29 million, up $7 million from last year.

•	While the first quarter is seasonally slow for tax, the organization is preparing for the coming season, enhancing products to build on last year’s success. TurboTax for 2010 will go on sale in retail stores on Nov. 26.
Accounting Professionals
•	Accounting Professionals segment revenue grew 15 percent compared to the year-ago quarter, in line with expectations.

Intuit First Quarter 2011 Earnings

Financial Services
•	Revenue increased 1 percent compared to the year-ago quarter. Internet banking users grew 11 percent, while bill pay users grew 19 percent. Adjusting for the divestiture of Intuit’s lending business and a nonrecurring revenue item, Financial Services revenue would have grown approximately 6 percent for the quarter.

•	Consumer and business offerings, including FinanceWorks, continued to help financial institutions effectively compete and attract new customers. A key driver is a revamped consumer and business home page that brings all the most important functions up front to the user. These new, streamlined experiences will help drive increased usage and adoption and will soon be offered to more financial institutions.
Other Businesses
•	Revenue grew 27 percent compared to the year-ago quarter.

•	The Small Business units in Canada and the United Kingdom performed well, driven by strong desktop and subscription sales. Retail and online share in the U.K. has climbed steadily over the last year.

•	Quicken desktop started strong with customer-driven product improvements and a revitalized user interface.

•	During the first quarter, Intuit Health’s patient portal registered its 3 millionth user. The solution has added 1 million new patients since January.
Share Repurchase Program
          Intuit repurchased $330 million of its common stock in the first quarter and has $1.67 billion remaining on its current share repurchase authorization.
Forward-looking Guidance
          For the second-quarter the company expects:
•	Revenue of $920 million to $940 million, growth of 10 to 12 percent.

•	GAAP operating income of $135 million to $155 million, compared with $139 million in the year-ago quarter.

Intuit First Quarter 2011 Earnings

•	GAAP diluted EPS of $0.24 to $0.28, compared with $0.35 in the year-ago quarter. GAAP diluted EPS for the year-ago quarter included $0.10 for the gain on the sale of the Intuit Real Estate Solutions business.

•	Non-GAAP operating income of $190 million to $210 million, compared with $206 million in the year-ago quarter.

•	Non-GAAP diluted EPS of $0.36 to $0.40, compared with $0.38 in the year-ago quarter.
          Intuit also reiterated its full-year fiscal 2011 guidance. For the year ending July 31 Intuit expects:
•	Revenue of $3.74 billion to $3.84 billion, growth of 8 to 11 percent.

•	GAAP operating income of $980 million to $1.015 billion, or growth of 14 to 18 percent.

•	GAAP diluted EPS of $1.88 to $1.95, growth of 6 to 10 percent. GAAP EPS growth rates are 7 points higher when the gain from the sale of discontinued operations is excluded from the fiscal year 2010 GAAP results.

•	Non-GAAP operating income of $1.215 billion to $1.25 billion, growth of 11 to 14 percent.

•	Non-GAAP diluted EPS of $2.36 to $2.43, growth of 12 to 15 percent.
Conference Call Information
          Intuit executives will discuss the financial results on a conference call today at 1:30 p.m. Pacific time. To hear the call, dial 866-238-1645 in the United States or 703-639-1163 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Replay information
          A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1493604.
          The audio webcast will remain available on Intuit’s website for one week after the conference call.

Intuit First Quarter 2011 Earnings

About Intuit Inc.
          Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax®, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.
          Founded in 1983, Intuit had annual revenue of $3.5 billion in its fiscal year 2010. The company has approximately 7,700 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.
###
          Intuit, the Intuit logo and QuickBooks, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit’s Web site.
Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; its prospects for the business in fiscal 2011; and all of the statements under the heading “Forward-looking Guidance.”
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if

Intuit First Quarter 2011 Earnings

we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending and financial institutions, which could negatively affect our revenue and profitability; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2010 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of November 18, 2010, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,	October 31,
	2010	2009
Net revenue:
Product	$216	$205
Service and other	316	269

Total net revenue	532	474

Costs and expenses:
Cost of revenue:
Cost of product revenue	32	35
Cost of service and other revenue	123	109
Amortization of acquired technology	4	22
Selling and marketing	220	180
Research and development	156	141
General and administrative	90	77
Amortization of other acquired intangible assets	11	10

Total costs and expenses [A]	636	574

Operating loss from continuing operations	(104)	(100)
Interest expense	(15)	(16)
Interest and other income, net	8	5

Loss from continuing operations before income taxes	(111)	(111)
Income tax benefit [B]	(41)	(42)

Net loss from continuing operations	(70)	(69)
Net income from discontinued operations [C]	—	1

Net loss	$(70)	$(68)

Basic and diluted net loss per share from continuing operations	$(0.22)	$(0.21)
Basic and diluted net income per share from discontinued operations	—	—

Basic and diluted net loss per share	$(0.22)	$(0.21)

Shares used in basic and diluted per share calculations	316	320

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense from continuing operations that we recorded for the periods shown.

	Three Months Ended
	October 31,	October 31,
(in millions)	2010	2009

Cost of product revenue	$—	$—
Cost of service and other revenue	1	2
Selling and marketing	9	7
Research and development	13	9
General and administrative	12	9

Total share-based compensation	$35	$27

[B]	Our effective tax benefit rate for the three months ended October 31, 2010 was approximately 37%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from the domestic production activities deduction. Our effective tax benefit rate for the three months ended October 31, 2009 was approximately 38%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from the domestic production activities deduction and the federal research and experimentation credit.

[C]	On January 15, 2010 we sold our Intuit Real Estate Solutions (IRES) business for approximately $128 million in cash and recorded a net gain on disposal of $35 million. IRES was part of our Other Businesses segment. We determined that IRES became a discontinued operation in the second quarter of fiscal 2010. We have therefore segregated the operating results of IRES from continuing operations in our statements of operations for all periods prior to the sale. Revenue from IRES was $19 million for the three months ended October 31, 2009. Because IRES operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,	October 31,
	2010	2009

GAAP operating loss	$(104)	$(100)
Amortization of acquired technology	4	22
Amortization of other acquired intangible assets	11	10
Professional fees for business combinations	1	1
Share-based compensation expense	35	27

Non-GAAP operating loss	$(53)	$(40)

GAAP net loss	$(70)	$(68)
Amortization of acquired technology	4	22
Amortization of other acquired intangible assets	11	10
Professional fees for business combinations	1	1
Share-based compensation expense	35	27
Net gains on marketable equity securities and other investments	(1)	—
Income tax effect of non-GAAP adjustments	(19)	(23)
Discontinued operations	—	(1)

Non-GAAP net loss	$(39)	$(32)

GAAP basic and diluted net loss per share	$(0.22)	$(0.21)
Amortization of acquired technology	0.01	0.07
Amortization of other acquired intangible assets	0.03	0.03
Professional fees for business combinations	—	—
Share-based compensation expense	0.11	0.08
Net gains on marketable equity securities and other investments	—	—
Income tax effect of non-GAAP adjustments	(0.05)	(0.07)
Discontinued operations	—	—

Non-GAAP basic and diluted net loss per share	$(0.12)	$(0.10)

Shares used in basic and diluted per share calculations	316	320

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31,	July 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$112	$214
Investments	1,062	1,408
Accounts receivable, net	147	135
Income taxes receivable	141	27
Deferred income taxes	108	117
Prepaid expenses and other current assets	77	57

Current assets before funds held for customers	1,647	1,958
Funds held for customers	363	337

Total current assets	2,010	2,295

Long-term investments	89	91
Property and equipment, net	547	510
Goodwill	1,911	1,914
Acquired intangible assets, net	242	256
Long-term deferred income taxes	45	41
Other assets	99	91

Total assets	$4,943	$5,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$158	$143
Accrued compensation and related liabilities	124	206
Deferred revenue	360	387
Income taxes payable	1	14
Other current liabilities	130	134

Current liabilities before customer fund deposits	773	884
Customer fund deposits	363	337

Total current liabilities	1,136	1,221

Long-term debt	998	998
Other long-term obligations	194	158

Total liabilities	2,328	2,377

Stockholders’ equity	2,615	2,821

Total liabilities and stockholders’ equity	$4,943	$5,198

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31,	October 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(70)	$(68)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	37	39
Amortization of acquired intangible assets	19	36
Share-based compensation	35	27
Deferred income taxes	25	(24)
Tax benefit from share-based compensation plans	32	6
Excess tax benefit from share-based compensation plans	(27)	(3)
Other	5	4

Total adjustments	126	85

Changes in operating assets and liabilities:
Accounts receivable	(12)	(13)
Prepaid expenses, income taxes receivable and other assets	(134)	(56)
Accounts payable	5	9
Accrued compensation and related liabilities	(82)	(57)
Deferred revenue	(29)	(24)
Income taxes payable	(13)	—
Other liabilities	(2)	(16)

Total changes in operating assets and liabilities	(267)	(157)

Net cash used in operating activities	(211)	(140)

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(428)	(388)
Sales of available-for-sale debt securities	638	322
Maturities of available-for-sale debt securities	134	36
Investment of funds held for customers as cash equivalents in available-for-sale debt securities	—	87
Net change in funds held for customers as cash equivalents	(26)	(21)
Net change in customer fund deposits	26	21
Purchases of property and equipment	(51)	(32)
Acquisitions of intangible assets	(3)	—
Other	(5)	(3)

Net cash provided by investing activities	285	22

Cash flows from financing activities:
Net proceeds from issuance of common stock under stock plans	154	65
Tax payments related to issuance of restricted stock units	(28)	(15)
Purchases of treasury stock	(330)	(300)
Excess tax benefit from share-based compensation plans	27	3
Other	—	(1)

Net cash used in financing activities	(177)	(248)

Effect of exchange rates on cash and cash equivalents	1	—

Net increase (decrease) in cash and cash equivalents	(102)	(366)
Cash and cash equivalents at beginning of period	214	679

Cash and cash equivalents at end of period	$112	$313

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP				Non-GAAP
	Range of Estimate				Range of Estimate
	From	To	Adjustments		From	To
Three Months Ending January 31, 2011
Revenue	$920	$940	$—		$920	$940
Operating income	$135	$155	$55	[a]	$190	$210
Diluted earnings per share	$0.24	$0.28	$0.12	[b]	$0.36	$0.40

Twelve Months Ending July 31, 2011
Revenue	$3,740	$3,840	$—		$3,740	$3,840
Operating income	$980	$1,015	$235	[c]	$1,215	$1,250
Diluted earnings per share	$1.88	$1.95	$0.48	[d]	$2.36	$2.43
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $40 million; amortization of acquired technology of approximately $4 million; and amortization of other acquired intangible assets of approximately $11 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $174 million; amortization of acquired technology of approximately $18 million; and amortization of other acquired intangible assets of approximately $43 million.

[d]	Reflects the estimated adjustments in item [c] and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated November 18, 2010 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Charges for historical use of technology licensing rights

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:
•	Gains and losses on marketable equity securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Charges for historical use of technology licensing rights. We exclude from our non-GAAP financial measures the portion of technology licensing fees that relates to historical use of that technology.
Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on marketable equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.
Income tax effects of excluded items and discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.
Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of marketable equity securities and other investments.